LONESTAR RESOURCES UPDATES 2019 CAPITAL
PROGRAM & INITIATES 2020 TARGETS

Fort Worth, Texas, February 26, 2019 (PRNewswire) - Lonestar Resources US Inc. (NASDAQ: LONE) announced its two-year capital plan and associated guidance.

•	Lonestar reported that for the three months ended December 31, 2018, the Company produced 13,152 boe/d, exceeding the high end of guidance for the fourth consecutive quarter.

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Lonestar has entered into term contracts for drilling rigs that give it considerable optionality in the number of wells it drills based on market conditions. Lonestar has also entered into a frac spread dedication agreement for all wells it completes in 2019 with a major pressure pumping provider with whom it has substantial experience. Lonestar has negotiated significant savings compared to the pressure pumping costs it incurred in 2018.

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Previously, Lonestar issued 2019 drilling and completion guidance of $120 to $130 million to complete 17 gross wells / 16 net wells. After negotiating updated contracts with its service providers, Lonestar’s Board has approved a capital-flexible budget which ranges from 17 gross / 15.6 net wells, which it estimates will cost $107 million, to a high of 20 gross / 18.6 net wells, which are budgeted to cost $130 million. Please see Table 1 for additional details.

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As commodity prices fell precipitously in the fourth quarter of 2018, Lonestar suspended drilling operations pending the negotiation of contracts for drilling and completion operations which gave the Company sufficient flexibility to ìdial-inî activity levels to react to commodity prices and expected cash flow generation capacity. Consequently, Lonestar anticipates the completion of 3 gross/2.9 net wells late in the first quarter of 2019. As a result, Lonestar expects first quarter production to average between 11,200 boe/d and 12,000 boe/d.

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Despite a delayed start in completion activity, Lonestar reiterates its previously-issued 2019 production guidance of 13,700 to 14,700 boe/d for 2019, which equates to production growth of 27% over 2018 levels[1]. Based the onstream dates associated with its current program, Lonestar has issued Adjusted EBITDAX guidance for 2019 of $140 to $155 million[2]. Please see Table 2 for product mix guidance.

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Based on the high level of visibility and strong exit rates provided by its 2019 capital program, Lonestar is issuing targets for its 2020 financial results. Lonestar anticipates drilling 20 gross / 18.4 net wells in 2020, which it estimates will generate production in the range of 17,000 to 18,300 boe/d, which equates to an annual growth rate of 24%[1], and Adjusted EBITDAX in a range of $170 to $190 million[2]. Please see Table 2 for product mix guidance.

•	Lonestar’s current two-year plan is designed to achieve cash flow self-sufficiency in the second half of 2019, extending through 2020.
A pillar of Lonestar’s strategy is to use commodity derivatives to provide predictability of cash flows and returns. Accordingly, the Company has significantly augmented its crude oil and natural gas hedge book:

•	Lonestar increased its 2019 WTI crude oil swaps from 6,000 bopd to 6,336 bopd. Currently, Lonestar’s WTI crude oil swaps average $54.14/bbl and equate to 85% of current guidance (at the midpoint).

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Lonestar increased its 2019 Henry Hub natural gas swaps from 7,479 MMBTU/d to 15,000 MMBTU/d. Currently, Lonestar’s Henry Hub natural gas swaps average $3.04 per MMBTU and equate to 64% of current guidance (at the midpoint).

•	Lonestar increased its 2020 WTI crude oil swaps from 2,680 bopd to 4,180 bopd. Currently, Lonestar’s WTI crude oil swaps average $57.30/bbl and equate to 48% of current guidance (at the midpoint).
Lonestar's Chief Executive Officer, Frank D. Bracken, III commented, "2018 was another year of tremendous per-share growth for Lonestar, coming from a balanced program of drilling and acquisitions. We generated a 73% increase in production and a 100% increase in Adjusted EBITDAX. We extended our track-record of low-cost reserve growth, registering all-sources finding and development costs of $8.80 per BOE while increasing our Proved reserves by 27%. In 2018, we demonstrated substantial improvements in productivity and returns in our core areas, and the focus of our 2019 and 2020 drilling programs will be in these core areas, and additionally on our recently-acquired Sooner property. While the 2019 commodity futures are lower than those we realized in 2018, the significant reduction in key energy service costs are expected to give our 2019 program more bang for our buck. Given our excellent 2018 results, we are very well-positioned to continue our track record of disciplined per-share growth in 2019 and as well as 2020."

Table 1: 2019 Drilling Schedule
Property                Wells    Projected Onstream Date
Burns Ranch            3        1Q19
Horned Frog NW            2        2Q19
Karnes                4        2Q19
Horned Frog            2        2Q19
Sooner                3        3Q19
West Brazos            1        3Q19
Marquis                2        4Q19
Cyclone/ Hawkeye            3        4Q19 (if drilled)

Table 2: Product Mix Guidance

2019 Product Mix
Oil	48%	-	52%
NGL's	22%	-	23%
Gas	30%	-	25%
BOEPD	100%		100%

2020 Product Mix
Oil	48%	-	52%
NGL's	22%	-	23%
Gas	30%	-	25%
BOEPD	100%		100%
1 at the midpoint of guidance
2 Assuming a $55.00 oil & $2.75 gas benchmark price deck

About Lonestar
Lonestar is an independent oil and natural gas company, focused on the development, production and acquisition of unconventional oil, natural gas liquids and natural gas properties in the Eagle Ford Shale in Texas.

Cautionary Note Regarding Forward Looking Statements
Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as "possible," "if," "will," "expect" and "assuming" and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant and securities of the Company may not ultimately be offered to the public because of general market conditions or other factors. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Annual Report on Form 10-K/A for the year ended December 31, 2017, filed with the Securities and Exchange Commission (the "SEC") on November 2, 2018 and subsequently filed quarterly reports on Form 10-Q. Any forward-looking statements in this press release are made as of the date of this press release and the Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Company becomes aware, after the date hereof, unless required by law.